Amended Exhibit A

This Amended Exhibit A, amended and restated as of October 21, 2009 for the addition of The Fairholme Focused Income Fund, is Exhibit A to that certain Administration and Accounting Services Agreement dated as of January 14, 2009 between Fairholme Funds, Inc., Fairholme Capital Management, L.L.C. (which is a party to the Agreement with respect to Section 9 only) and PNC Global Investment Servicing (U.S.) Inc.

Portfolios

The Fairholme Fund
The Fairholme Focused Income Fund

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.	FAIRHOLME FUNDS, INC.

By: _____________________________	By: ________________________

Name: __________________________	Name: ________________________

Title: ___________________________	Title: ________________________

FAIRHOLME CAPITAL MANAGEMENT, L.L.C. (with respect to Section 9 only)

By: _____________________________

Name: __________________________

Title: ___________________________